Exhibit 10.1

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

Dated as of September 11, 2006
(as amended and restated as of June 30, 2008)

Between

MDU COMMUNICATIONS (USA) INC.

(Borrower)

and

FCC, LLC, d/b/a First Capital

(as Agent and as Lender)

and

FULL CIRCLE FUNDING, LP

(as Lender)

Attachments:

Schedule
Exhibit A – Form of Borrowing Base Certificate
Exhibit B – Form of Compliance Certificate
Exhibit C – Forms of Customer Contracts
Exhibit D – Supplier Contracts

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of the 11th day of September, 2006 (as amended and restated as of June 30, 2008) between MDU Communications (USA) Inc., a Washington corporation (“Borrower”), and Full Circle Funding, L.P., a Delaware limited partnership (“Full Circle”) and FCC, LLC, d/b/a FIRST CAPITAL, a Florida limited liability company (“First Capital”) in its capacity as a Lender and as Agent, (each of Full Circle and First Capital a “Lender” and collectively “Lenders”).

RECITALS:

WHEREAS, the Borrower and the Lenders are parties to a Loan and Security Agreement dated as of September 11, 2006 (as amended to date, the “Original Credit Agreement”);

WHEREAS, Borrower has requested that Lenders provide Borrower with an increased secured lending facility;

WHEREAS, Lenders are willing to provide an increased secured lending facility to Borrower on the terms set forth in this Agreement; and

WHEREAS, the parties have agreed that, effective on the Restatement Date, the Original Credit Agreement shall be amended and restated so as to read, in its entirety, as herein set forth.

NOW, THEREFORE, Borrower and Lenders hereby agree as follows:

1. Definitions. For purposes of this Agreement:

“Accounts” means all presently existing or hereafter arising accounts receivable due to Borrower (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to Borrower, whether arising from the sale or lease of goods or the rendition of services by Borrower (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Borrower’s rights in, to and under all purchase orders now or hereafter received by Borrower for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to Borrower under all contracts for the sale or lease of goods or the rendition of services by Borrower (whether or not yet earned) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Borrower that correspond to any of the foregoing.

“Affiliate” means, with respect to a Person, (a) any family member, officer, director or managing agent of such Person, and (b) any other Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock or partnership or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Agent” means First Capital in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to section 16.

“Aggregate Contracts” shall mean all of the Bulk Contracts, Choice Contacts, and Exclusive Contracts, Consumer Service Agreements, Other Contracts and Supplier Contracts and any other agreements with suppliers of satellite, cable, or other service that Borrower resells as part of its business and rights, title, and interest in and payments under any of the foregoing.

“Agreement Date” means the date as of which the Original Agreement is dated.

“Borrowing Base” has the meaning set forth in Item 1 of the Schedule.

“Borrowing Base Certificate” means the certificate, substantially in the form of Exhibit A, with appropriate insertions, to be submitted to Agent by Borrower pursuant to this Agreement and certified as true and correct by the Chief Executive Officer or the Chief Financial Officer of Borrower.

“Bulk Contract” shall mean those Contracts with Commercial Customers that provide for provision of services to all units in the Property owned by the Commercial Customer and a monthly payment to Borrower from such Commercial Customer covering all units in the Property regardless of whether the Consumer Customer or resident in the individual units in such Property elect to utilize the services provided by Borrower and all rights, title and interest in and payments under any of the foregoing.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which any Lender is otherwise closed for transacting business with the public.

“Change of Control” means [redacted];

“Choice Contracts” shall mean those Contracts with Commercial Customers where Borrower has a nonexclusive right to sell its services in the Property owned by the Commercial Customer and all rights, title, and interest in and payments under any of the foregoing.

“Collateral” has the meaning set forth in Section 5(a).

“Commercial Customer” means a party to a Contract that owns or manages a multiple dwelling unit and that is not a Consumer Customer.

“Consumer Customer” means a customer that is an individual tenant or resident at a Property and that is the end user for the services provided by the Borrower to a Property.

“Contracts” shall mean those agreements or contracts entered into by and between Borrower (or acquired by Borrower through an acquisition pursuant to which Borrower acquired all of its predecessor in interest’s rights, title, interests and benefits under the agreement), and its Customers [redacted] pursuant to which Borrower provides digital satellite television programming, private cable video service, high speed internet services, voice over internet protocol, other voice or data delivery services, and other goods and services reasonable related thereto in the multiple dwelling unit market and all rights, title, and interest in and payments under any of the foregoing, including all Contracts entered into after the Agreement Date.

“Customer” means all of Borrower’s Commercial Customers and Consumer Customers.

“Customer Contracts” means all of the Bulk Contract, Choice Contracts, Competitive Contracts, Digital Satellite Agreements and Other Agreements, whether now existing or entered into after the Agreement Date.

“Default” has the meaning set forth in Section 13(a).

“Consumer Service Agreement” means the agreements between Borrower and its Consumer Customers that provide digital satellite television service, high speed Internet and access thereto, including without limitation, the agreement titled CN Work Order (Digital Satellite Television Service) and the Terms and Conditions For Digital Satellite Television Service, High-Speed Internet Activation and the related DirecTV Multiple Unit Dwelling Programming Agreement.

“Direct Costs” means, on a per Customer Contract basis, [redacted].

“Discounted Cash Flow” shall mean an amount equal to the sum of [redacted].

“Eligible Contracts” means those Contracts arising from the sale of Inventory or performance of services in the ordinary course of Borrower’s business including Bulk Contracts, Exclusive Contracts, Choice Contracts and Supplier Contracts under which payments are due; provided, however, that Eligible Contracts shall not include the following: [redacted]

“Equipment” means all of Borrower’s machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property of every kind and description, together with all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefore.

“Exclusive Contracts” shall mean those Contracts with Commercial Customers that provide for Borrower to have the exclusive rights to sell its services to the Consumer Customers or other residents of the Property owned by the Commercial Customer, but does not provide for a payment to Borrower by the Commercial Customer other than for services such Commercial Customer purchases for its own account and all rights, title, and interest in and payments under any of the foregoing.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

“General Intangibles” means all of Borrower’s present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than Goods and Accounts, as well as Borrower’s books and records relating to any of the foregoing.

“Goods” means all of Borrower’s present and hereafter acquired goods, as defined in the UCC, wherever located, including imbedded software to the extent included in “goods” as defined in the UCC, manufactured homes, and standing timber that is cut and removed for sale.

“Gross Profit” means, on a per Contract basis, [redacted].

“Guarantor” means MDU Communications International, Inc. and any other Person that has guaranteed all or any part of the Obligations.

“Indebtedness” as applied to any Person, means, without duplication [redacted].

“Inventory” means all of Borrower’s inventory as defined in the UCC, together with all of Borrower’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means, collectively, this Agreement and any other agreements, instruments, certificates (including any Borrowing Base Certificate) or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments and subordination agreements, warrant purchase agreements and registration rights agreements and any other agreement executed or delivered by any Obligor or any Affiliate of any Obligor pursuant hereto or in connection herewith.

“Loans” means a collective reference to the Revolving Loans and the Term Loan Tranche A.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Borrower’s books and records relating to any of the foregoing.

“Obligations” means all Revolving Loans and Indebtedness, obligations and liabilities of Borrower to Agent and each Lender and their respective Affiliates under this Agreement and the Loan Documents of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to, all loans (including any loan by modification, renewal or extension), all Indebtedness arising from any derivative transactions, all undertakings to take or refrain from taking any action, all Indebtedness, liabilities or obligations owing from Borrower to others which a Lender may have obtained by purchase, negotiation, discount, assignment or otherwise, and all interest, taxes, fees, charges, expenses and attorney’s fees (whether or not such attorney is a regularly salaried employee of a Lender or any of its Affiliates) chargeable to Borrower or incurred by a Lender under this Agreement or the Loan Documents.

“Obligor” means Borrower, any Guarantor, any validity guarantor or any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations.

“Original Loan Agreement” has the meaning set forth in the recitals hereto.

“Other Contracts” means those Contracts to provide services to Customers that are not Bulk Contracts, Choice Contracts, or Competitive Contracts, but which are from a similar line or type of business or a new line or type of business.

“Permitted Acquisitions” shall mean acquisitions of [redacted].

“Permitted Liens” means (a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP; (b) deposits or pledges to secure (i) statutory obligations, (ii) surety or appeal bonds, or (iii) bonds for release of attachment, stay of execution or injunction; (c) statutory Liens on property arising in the ordinary course of business which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property; (d) Liens existing on the Agreement Date and described on Item 3 of the Schedule; (e) Liens on Equipment securing all or part of the purchase price of such Equipment; provided, however, that (i) such Lien is created contemporaneously with or within 30 days after the acquisition of such Equipment, (ii) such Lien attaches only to the specific items of Equipment so acquired, and (iii) such Lien secures only the Indebtedness incurred to acquire such Equipment; and (f) Liens in favor of Agent for the benefit of Lenders.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Property” means all multiple dwelling unit type properties, including but not limited to apartments, condominiums, coops, military bases, gated communities, town homes and dormitories owned by a Commercial Customer.

“Restatement Date” means June 30, 2008.

“Revolving Loans” means the total of all loans and advances made to Borrower hereunder and all interest fees and expense reimbursement obligations of Borrower relating thereto and shall include all of, Revolving Loan Tranche B, Revolving Loan Tranche C, Revolving Loan Tranche D, Revolving Loan Tranche E and Revolving Loan Tranche F

“Revolving Loan Tranche B” shall mean all amounts outstanding under the Loans in excess of $5 million dollars but less than or equal to $10 million dollars.

“Revolving Loan Tranche C” shall mean all amounts outstanding under the Loans in excess of $10 million dollars but less than or equal to $15 million dollars.

“Revolving Loan Tranche D” shall mean all amounts outstanding under the Loans in excess of $15 million dollars but less than or equal to $20 million dollars.

“Revolving Loan Tranche E” shall mean all amounts outstanding under the Loans in excess of $20 million dollars but less than or equal to $25 million dollars.

“Revolving Loan Tranche F” shall mean all amounts outstanding under the Loans in excess of $25 million dollars but less than or equal to $30 million dollars.

“Subordinated Debt” means all of the Indebtedness owed by Borrower to any other Person, the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement reasonably acceptable to Agent.

“Supplier Contracts” means contracts or agreements with [redacted] and any other suppliers of satellite, cable or other service that Borrower resells as part of its business and all rights, title and interest in and payments under any of the forgoing.

“Term Loan Tranche A” shall mean a term loan in the original principal amount of $5 million dollars and all interest, fees and expense reimbursement obligations of Borrower relating thereto.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

Other Definitional Provisions. References to the “Schedule” or any “Section” or “Exhibit” refer to the Schedule or a section or exhibit, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement: words importing any gender include the other genders; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any Person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such Persons; any and all terms which are defined in the UCC and are not defined herein shall be construed and defined in accordance with the definition of such terms under the UCC; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and all references to time of day shall refer to New York, New York time.

2. Borrowing.

(a) Amount Available to Be Borrowed. (i) From time to time Borrower may request, and each Lender severally, agrees to lend, subject to the other terms and conditions of this Agreement, to Borrower up to an amount equal to their agreed upon portion of the Borrowing Base at any time. Except with respect to the Term Loan Tranche A, borrowed amounts that are repaid may be reborrowed upon the terms and conditions of this Agreement.

(i) Borrower has borrowed $5,000,000, constituting Term Loan Tranche A. Provided that no Default has occurred and sufficient availability exists under the Borrowing Base, Borrower must maintain the outstanding balance of the Term Loan Tranche A, subject to Borrower’s right to prepay the Obligations in their entirety under section 2 (h) hereof. Upon the request of Agent, the Term Loan Tranche A shall be evidenced by promissory notes.

(ii) Not withstanding the forgoing, Borrower may not borrow amounts in excess of Term Loan Tranche A and Revolving Loan Tranche B unless it meets the positive EBITDA Covenant set forth in Item 21(e) of the Schedule.

(b) Standards. Agent will determine eligibility and the loan value of Collateral, Agent’s reasonable judgment, consistent with Agent’s experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith. Any Revolving Loans requested by Borrower and made by Lenders or at any time outstanding in excess of the Borrowing Base or any other limitation set forth in this Agreement will, nevertheless, be subject to the terms of this Agreement, will constitute Obligations for all purposes and be entitled to the benefits of the Collateral.

(c) Persons Authorized to Request Loans. Borrower hereby authorizes and directs Agent to make Revolving Loan advances to or for the benefit of Borrower upon receipt of instructions from any of the persons listed on Item 4 of the Schedule. Neither Agent nor Lenders shall have any liability whatsoever to Borrower or any other Person for acting upon any such instructions which Agent, in good faith, believes were given by any such person, and Agent shall have no duty to inquire as to the propriety of any disbursement. Agent is hereby authorized to make the Revolving Loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons. Although Agent shall make a reasonable effort to determine the person’s identity, Agent shall not be responsible for determining the authenticity of any such instructions, and Agent may act on the instructions of anyone it perceives to be one of the persons authorized to request loans hereunder. Agent shall have the right to accept the instructions of any of the foregoing persons unless and until Agent actually receives from Borrower (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person. Borrower may change persons designated to give Agent borrowing instructions only by delivering to Agent written notice of such change. Borrower will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Agent makes available to Borrower from time to time for such purpose; provided, however, that Borrower’s failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

(d) Application of Remittances. [redacted].

(e) Conditions to Obligation to Make Loans. Borrower acknowledges that Agent’s and each Lender’s obligation to make Revolving Loans to Borrower (or to issue or create or cause the issuance or creation by Lenders or its Affiliates of letters of credit or acceptances for Borrower’s account) is subject to the following terms and conditions:

(i) Agent and each Lender shall have no obligation to make the initial Revolving Loan to Borrower or to extend any other financial accommodation to Borrower unless and until each condition precedent specified on Item 6 of the Schedule has been fulfilled to Agent’s and Lenders’ satisfaction.

(ii) Agents and each Lender’s obligation to make any loans to Borrower and extend other financial accommodations to Borrower (including the initial loans) is subject to the conditions that, as of the date of any such loan or other accommodation, no Default will have occurred and be continuing hereunder, there will have occurred no material adverse change in Borrower’s financial condition or operations or in Borrower’s business prospects as compared to the state of facts existing on the Agreement Date, and Borrower’s representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof) will be true and correct as if made on and as of the date of each subsequent credit request. Each request for a borrowing or other financial accommodation by Borrower will be deemed to be a reaffirmation of each of Borrower’s warranties and representations hereunder.

(f) Repayment of Loans. In the event of Default by Borrower or upon termination of this Agreement, Borrower will repay upon demand all of the Obligations. If no demand is earlier made, Borrower will repay all Obligations in full, without demand or notice, on the last day of the term of this Agreement (as provided in clause (g) below). If at any time for any reason, the aggregate outstanding principal amount of all Loans exceeds the Borrowing Base or any other limitation on the amount available to be borrowed hereunder, Borrower will immediately, without notice or demand, repay the outstanding principal amount of the Loans, together with accrued and unpaid interest on the amount repaid, in an amount equal to such excess. Borrower shall make each payment required hereunder or under any other Loan Document without setoff, deduction or counterclaim.

(g) Maturity. This Agreement will continue in full force and effect from the Agreement Date until the termination date provided for in Item 7 of the Schedule.

(h) Voluntary Termination. Borrower may terminate this Agreement at any time upon at least 30 days’ prior written notice to Lenders. On the date specified in such notice, termination will be effective, so long as Borrower has paid to Lenders, in same day funds, an amount equal to the aggregate principal amount of all Loans outstanding on such date, together with accrued interest thereon, the originals of all letters of credit and bankers acceptances, if any, issued, created or guaranteed by Agent or Lenders or any of their Affiliates for Borrower’s account have been returned for cancellation or have been presented and paid by Borrower or other arrangements satisfactory to Agent and Lenders have been made, all other Obligations outstanding and unpaid including any prepayment or other fees provided for hereunder have been paid in full in cash, and Borrower has provided Lenders and Agent an indemnification agreement satisfactory to Agent and Lenders with respect to returned and dishonored items and such other matters as Agent and Lenders shall reasonably require.

(i) Termination on Default. Notwithstanding the foregoing, should a Default occur and be continuing, Lenders will have the right to terminate this Agreement at any time without notice.

(j) Survival. Notwithstanding termination, all the terms, conditions, and provisions hereof (including Agent’s and Lenders security interest in the Collateral, but excluding any obligations of Agent or Lenders hereunder) will continue to be fully operative until all Obligations have been paid, satisfied, and liquidated.

(k) Payments as Loans. Borrower’s failure to pay any amount due from Borrower under this Agreement or any other Loan Document, whether for principal, interest, fees, premiums, costs, expenses or otherwise, shall be deemed to be a request by Borrower for a loan hereunder, and Agent on behalf of Lenders may charge Borrower’s loan account for any such amount. Additionally, if Lenders determine in their reasonable judgment that extensions of credit are necessary to protect the Collateral, Agent is hereby authorized to make such extensions of credit and charge them to Borrower’s loan account.

3. Interest and Fees.

(a) Interest on Loans.

(i)
Borrower will pay to Agent for the benefit of Lenders or, at Agent’s option, Agent may charge Borrower’s loan account with, interest on the average daily net principal amount of Loans outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate plus the interest margin specified in Item 8 of the Schedule. The “Prime Rate” is, at any time, the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks) but in no event shall the Prime Rate be less than 7.75%. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the “prime” or “base” rates quoted by the three (3) largest U.S. money center commercial banks, as determined by Lender. The “Prime Rate” may not be the lowest or best rate at which Agent calculates interest or extends credit. Any change in the Prime Rate shall be effective for purposes of calculating interest hereunder as of the date of such change.

(b) Default Interest. To the extent permitted by law and without limiting any other right or remedy of Agent or Lenders hereunder, whenever there a Default has occurred and is continuing under this Agreement, the rate of interest on the unpaid principal balance of the Obligations shall, at the option of Lenders, be increased by adding the default margin identified on Item 9 of the Schedule to the interest rate otherwise in effect hereunder. Agent, on behalf of Lenders may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed. Borrower acknowledges that: (i) such additional rate is a material inducement to Lenders to make the loans described herein; (ii) Lenders would not have made the loans in the absence of the agreement of Borrower to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lenders that the loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lenders in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the loans, and (B) compensation to Lenders for losses that are difficult to ascertain. In the event of termination of this Agreement by either party hereto when such charge has otherwise become payable, Lenders entitlement to this charge will continue until all Obligations are paid in full.

(c) Fees. Borrower will pay to Agent on behalf of Lenders the fees set forth in Item 10 of the Schedule.

(d) No Usury. Borrower acknowledges that neither Agent nor Lenders intends to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rate(s), the rate will automatically be reduced to the maximum rate permitted under applicable law. If Agent or Lenders should collect any amount from Borrower which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce principal of the Obligations or, if no Obligations remain outstanding, will be refunded to Borrower.

(e) Monthly Statements. Agent will render a statement to Borrower each month for loans, payments, and other transactions pursuant to this Agreement, and such statement rendered by Agent will be binding upon Borrower unless Agent is notified in writing to the contrary within 60 days after the date such statement is rendered.

4. Representations and Warranties of Borrower.

(a) Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc. Borrower represents and warrants to Agent and each Lender that: (i) Borrower’s exact legal name, type of organization, state of organization and organizational identification number are fully and accurately set forth on Item 11 of the Schedule, and Borrower is duly organized and validly existing under the laws of such state of organization; (ii) the execution, delivery, and performance of this Agreement and the other Loan Documents are within Borrower’s corporate powers, have been duly authorized, do not violate Borrower’s constituent documents, any law or regulation, including without limitation, any law or regulation relating to occupational health and safety or protection of the environment, applicable to Borrower, or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower or Borrower’s property is bound; (iii) this Agreement and the other Loan Documents to which Borrower is a party constitute valid, binding and enforceable obligations of Borrower in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws applicable to creditors’ rights generally or by generally applicable equitable principles affecting the enforcement of creditors’ rights; (iv) Borrower has no subsidiaries or other investments in other Persons, except as set forth on Item 12 of the Schedule; (v) Borrower is in compliance in all material respects with all laws, rules and regulations applicable to Borrower, including laws, rules or regulations concerning the environment, occupational health and safety and pensions or other employee benefits; (vi) except as set forth on Item 13 of the Schedule, there is no litigation or investigation pending against Borrower (or, so far as Borrower is aware, threatened) which, if it were decided adversely to Borrower, could reasonably be expected to have a material adverse effect on Borrower, Borrower’s financial or operational condition or Borrower’s prospects (taking into account any insurance coverage that has been acknowledged by the insurer); (vii) other than debt that is to be repaid from the proceeds of the first advance hereunder, Borrower is not indebted to any other Person for money borrowed nor has Borrower issued any guaranty of payment or performance by any other Person, except as set forth on Item 14 of the Schedule; (viii) since the date of the financial statements of Borrower most recently delivered to Lender, there has been no material adverse change in Borrower’s business, Borrower’s financial or operational condition or Borrower’s business prospects; and (ix) Borrower is, and after giving effect to the initial loans under this Agreement and the application of the proceeds of such loans Borrower will be, solvent and has sufficient revenues to pay Borrower’s obligations as they come due and adequate capital with which to conduct Borrower’s business.

(b) Title to Assets, Other Collateral Matters. Borrower represents and warrants to Agent and Lenders that: (i) Borrower has good and marketable title to the Collateral, free of all Liens except for Permitted Liens, and no financing statement, mortgage, notice of Lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of any Lien against any of the Collateral has been signed, authorized or delivered by Borrower, except in Agent’s (on behalf of Lenders) favor or with respect to Permitted Liens; (ii) with regard to each Aggregate Contract and any account related thereto, except as set forth on a Borrowing Base Certificate including such Aggregate Contract and any account related thereto: (A) the Customer or Supplier has accepted the Contract; and (B) all representations, warranties and covenants set forth herein relating to Aggregate Contracts are met; (iii) all Equipment is in good condition and state of repair, ordinary wear and tear excepted and is currently usable or saleable in the ordinary course of Borrower’s business; (iv) all Collateral meets applicable government standards; (v) in the past five years, except as set forth on Item 15 of the Schedule (A) Borrower has not used any other legal, trade or fictitious names, and (B) Borrower has not been a party to any merger or purchased assets from any other Person other than in the ordinary course of business; and (vii) each of Borrower’s chief executive office and principal place of business, all Inventory, all Equipment and all other Collateral (other than the Inventory and Equipment installed at Customer locations in the ordinary course of business) is located at the addresses set forth on Item 16 of the Schedule and has not been located at any other location during the five year period prior to the Agreement Date.

(c) Ownership Structure. Borrower represents and warrants that (i) Item 17 of the Schedule accurately describes the ownership of Borrower’s capital stock, membership interests or other equity interests, and (ii) the individual(s) listed on Item 17 of the Schedule have, directly or indirectly, voting and managerial control of Guarantor.

(d) Additional Representations. Borrower represents and warrants to each Lender that: (i) Borrower is not engaged as one of Borrower’s principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) Borrower owns no real property and leases no real property other than as listed on Item 18 of the Schedule; (iii) a true, correct and complete list of any warehousemen, processors, consignees or other bailees with possession or control of any Inventory (excluding Customers) is set forth on Item 18 of the Schedule; and (iv) a list and brief description of all bank accounts maintained by Borrower with any bank or financial institution is set forth on Item 19 of the Schedule.

5. Collateral.

(a) Grant of Security Interest. To induce Lenders to accept this Agreement and to make loans to Borrower from time to time pursuant to its terms, Borrower hereby grants to Agent on behalf of Lenders, a security interest in, and assigns, mortgages and pledges to Agent on behalf of Lenders, all of Borrower’s right, title and interest in and to all of Borrower’s property, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising, including all of the following (collectively, the “Collateral”):

(i) all Accounts, Contracts, Inventory, Equipment, Goods, General Intangibles, Negotiable Collateral, Aggregate Contracts, Supplier Contracts, all Customer Contracts and all other Contracts or other agreements and all rights title and interests in and to and payments under any of the foregoing;

(ii) all investment property, securities and securities accounts and financial assets, as well as all bank and depository accounts;

(iii) all chattel paper (whether tangible or electronic) and contract rights;

(iv) all guaranties, collateral, Liens on real or personal property, leases, letters of credit, letter-of-credit rights, supporting obligations, and all other rights, agreements, and property securing or relating to payment of Accounts or any other Collateral;

(v) all documents, books and records relating to any Collateral or to Borrower’s business;

(vi) all other property of Borrower’s now or hereafter in the possession or control of Agent, any Lender or any of Agent’s or any Lender’s respective Affiliates (including cash, money, credits and balances of Borrower held by or on deposit with Agent or any Lender or any Affiliate of Agent or Lenders);

(vii) all other assets of any Obligor in which Agent or any Lender receives a security interest to secure all or part of the Obligations or which hereafter come into the possession, custody or control of Agent or Lenders or any Affiliate of Agent or Lender;

(viii) all of Borrower’s commercial tort claims listed on (A) Item 20 of the Schedule (which Borrower represents and warrants is a true, accurate and complete list of all of Borrower’s commercial tort claims as of the Agreement Date) or (B) any other writing provided to Agent pursuant to Section 7(f); and

(ix) all proceeds and products of all of the foregoing in any form, including amounts payable under any policies of insurance insuring all or any of the foregoing against loss or damage, all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions to or for all or any of the foregoing, all condemnation or requisition payments with respect to all or any of the foregoing and all increases and profits received from all or any of the foregoing.

(b) Obligations. Such grant, assignment, mortgage and transfer is made for the purpose of securing and the Collateral secures and will continue to secure all of the Obligations.

6. Financial Covenants. Borrower shall comply with each of the financial covenants set forth on Item 21 of the Schedule.

7. Collateral Covenants.

(a) Accounts. After a Default has occurred and is continuing, if Agent so elects, Agent will have the right at all times to settle, compromise, adjust, or litigate all material Customer disputes directly with the Customer or other complainant upon such terms and conditions as Agent deems advisable without incurring liability to Borrower for Agent’s performance of such acts. All of Borrower’s books and records concerning Accounts and a copy of Borrower’s general ledger will be maintained at the address of Borrower’s chief executive office set forth on Item 16 of the Schedule. All Accounts included on any Borrowing Base Certificate will be, except as indicated on such Borrowing Base Certificate or subsequently in writing to Lender, bona fide and existing obligations of Customers arising out of the sale of goods and/or the rendering of services by Borrower in the ordinary course of Borrower’s business, owned by and owing to Borrower without defense, setoff or counterclaim, and will be subject to a perfected, first-priority security interest in Lender’s favor and will be free and clear of all other Liens except Permitted Liens.

(b) Equipment. Borrower will maintain all Equipment used or useful in Borrower’s business in good and workable condition, ordinary wear and tear excepted, subject to a perfected, first-priority security interest in Agents on behalf of Lenders favor and free and clear of all other Liens (other than Permitted Liens), at one of the locations set forth on Item 16 of the Schedule as the current location of Borrower’s chief executive office or a current location of other Collateral, or at another location established in accordance with this Agreement.

(c) Defense of Title. All Collateral will at all times be owned by Borrower, and Borrower will defend Borrower’s title to the Collateral against the claims of third parties. Borrower will at all times keep accurate and complete records of the Collateral.

(d) Perfection; Further Assurances. Borrower will give Agent at least 30 days’ prior written notice of any change in Borrower’s name, state of organization or organizational identification number, any change in the location of Borrower’s principal place of business or chief executive office, any change in the locations of Borrower’s Contracts, Inventory or Equipment and any acquisition by Borrower of any interest in real property. Borrower will, at Borrower’s expense, promptly execute and deliver from time to time at Agent’s request and pay the costs of filing such additional financing statements, mortgages, or other evidences of Liens as may be necessary or desirable to perfect or continue perfection of Agents on behalf of Lenders security interest in Borrower’s property or, at Agent’s request, to create and perfect a Lien on newly acquired real property. Borrower will use all commercially reasonable efforts to obtain from any landlord, warehouseman, processor or other third party operator of premises on which any Collateral is located (other than Customers) an acceptable Lien waiver or subordination agreement in Agent’s on behalf of Lender’s favor with respect to such Collateral. All Collateral is and will continue to be, except as expressly consented to by Agent on behalf of Lenders, personal property and will not, by reason of attachment or connection to any realty, either become or be deemed to be a fixture or appurtenance to such realty and will at all times be readily removable without material damage to any realty, provided, however that Agent and Lenders acknowledge that certain Inventory or Equipment such as satellite dishes and other equipment installed in connection with the services Borrower provides under its Customer Contracts may be affixed to realty of the particular Customer. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon written request therefor from Agent, endorse and assign such Negotiable Collateral over to Lenders and deliver actual physical possession of the Negotiable Collateral to Agents on behalf of Lenders. Borrower shall at any time and from time to time use commercially reasonable efforts as Lenders may request for Agent on behalf of Lenders (i) to obtain an acknowledgment, in form and substance satisfactory to Agent on behalf of Lenders, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Lenders, (ii) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights or chattel paper (including electronic chattel paper) in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Lenders, and (iii) otherwise to insure the continued perfection and priority of Lenders’ security interest in any of the Collateral and of the preservation of its rights therein. Borrower shall only keep funds on deposit in bank or other deposit accounts covered by deposit account control agreements except for those bank or deposit accounts which are either zero balance accounts or maintain minimal balances (i.e. less than $10,000 on an average basis). Lenders may, not more frequently than once per year at Borrower’s expense (unless a Default has occurred and is continuing), obtain an appraisal on some or all of the Collateral.

(e) Insurance. Borrower will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, business interruption and all other such risks, in such amounts, with such companies, under such policies and in such form as will be reasonably satisfactory to Agent, which policies will name Agent on behalf of Lenders as an additional insured and provide that loss thereunder will be payable to Agent as Agent on behalf of Lenders’ interests may appear upon a loss payee endorsement acceptable to Agent on behalf of Lender. All proceeds of any such insurance will be paid over to Agent directly, and Agent on behalf of Lenders may apply such proceeds to payment of the Obligations, whether or not due, in such order of application as Agent on behalf of Lenders determines, provided that so long as no Default has occurred and is continuing, Agent shall permit Borrower to apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property. Borrower will provide to Agent from time to time certificates showing such coverage in effect and, at Lender’s request, the underlying policies. Borrower shall obtain a life insurance policy covering [redacted]. Borrower shall execute such assignment documents as Agent may request and shall deliver the original of such policy to Agent.

(f) Commercial Tort Claims. If Borrower shall at any time acquire a commercial tort claim, Borrower shall immediately notify Agent in a writing signed by Borrower of the details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

(g) Financing Statements. Agent on behalf of Lenders’ may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of Borrower or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Agent on behalf of Borrower or filed by Agent without the signature of Borrower and may be filed at any time in any jurisdiction. Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming Borrower as the debtor and Agent on behalf of Lenders’ as the secured party without the prior written consent of Agent, and Borrower agrees that it shall not do so without the prior written consent of Agent.

(h) Customer Contracts Representations and Covenants. Borrower makes the following representations, warranties and covenants with respect to Customer Contracts (which shall be deemed to be continuing representations and warranties so long as any credit hereunder shall be available and until the Obligations have been paid in full, other than contingent indemnification obligations with respect to which there exists no claim):

(i) Borrower represents and warrants that all Customer Contracts are and will be bona fide existing obligations created by the sale or lease of goods or the rendition of services to Customers in the ordinary and usual course of business and will be owed to Borrower without any known defenses, disputes, offsets or counterclaims, or any rights of return or cancellation without payment (except as disclosed to Agent in accordance with this Agreement and except for normal service-related credits accurately reflected in Borrower’s records); Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of more than [redacted] of its Customers and, to the best of Borrower’s knowledge, each Customer shall be able to timely discharge all of its obligations to Borrower.

(ii)  Borrower represents and warrants it owns each Customer Contract and has not granted to any other Person any participation or similar interest therein, and none of Borrower’s rights under any Customer Contract are subject to any security interest, lien or encumbrance, other than the security interest in favor of Lenders created under this Agreement and other Permitted Liens.

(iii) Borrower represents and warrants that the Collateral, including without limitation, all Customer Contracts, is subject to a prior security interest in favor of Lenders,

(iv) Borrower represents and warrants that neither any Customer Contract nor any transaction entered into in connection therewith contravenes any applicable statute, law or regulation.

(v) Borrower represents and warrants that each Customer Contract that has been duly authorized, executed and delivered by the Borrower and, to the best of Borrower’s knowledge, by the other parties thereto and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, or by principles of equity, and all amounts due to Borrower under any Customer Contract are payable without defense, offset, claim or counterclaim.

(vi) Borrower represents and warrants that each Customer Contract correctly sets forth the terms of Borrower’s fees and other charges payable thereunder from the applicable Customer. Borrower shall provide Lenders with prompt notice of any material breach of, or nonpayment by or termination of more than [redacted] of Customer Contracts.

(vii) Borrower shall cause each Customer to remit all payments due under a Customer Contract or otherwise directly to the Lockbox provided that with respect to payments received directly by Borrower or its employees upon installation of equipment for any Consumer Customer, Borrower shall forward such payments directly to the Lockbox.

(viii) Borrower acknowledges and agrees that Lenders are not undertaking any authority or responsibility with respect to any of the Customer Contracts entered into by Borrower, nor are Lenders assuming any risk with respect to any Customer Contract owned by or pledged to Borrower, nor are Lenders in any way involved in Borrower’s pricing, underwriting, installation or servicing or credit decisions with respect to any Customer Contract.

(ix) Borrower represents and warrants that it has provided Lenders with true, correct and complete copies of each form of Customer Contracts, including Bulk Contract, Choice Contracts, Exclusive Contracts, Competitive Contracts and Consumer Service Agreements. Attached hereto as Exhibit C are a sample of each of the versions of forms of Customer Contracts used by Borrower, together with the forms of ancillary documents used by Borrower in connection therewith and Borrower will not make any changes to the form of its documentation with Customers without the prior written consent of Lenders, which consent shall not be unreasonably withheld. Borrower agrees that no Customer Contract shall be modified or amended in any material way without Lender’s prior written consent, which consent shall not be unreasonably withheld.

(x) Borrower shall establish and maintain reasonable procedures (which may include random sampling) to verify that Customers have been receiving the goods and/or services that are the subject of the Customer Contracts.

(xi) Borrower shall deliver to Lenders, as Lenders may from time to time require, Customer Contracts and other documentation as applicable to each Customer Contract. Absent such a request by Lenders, copies of all such documentation shall be held by Borrower as custodian for Lenders.

(xii) At the time of inclusion of each Customer Contract in any Borrowing Base Certificate as an Eligible Customer Contract, such Customer Contract will be due and payable in accordance with the terms set forth in such Contract and on the back up schedule to the Borrowing Base.

(xiii) To Borrower’s knowledge, no agreement exists permitting any return, deduction or discount (other than the discount stated on the invoice) by a Customer. Borrower will immediately notify Lenders in the event that a Customer alleges any dispute or claim with respect to more than [redacted] in monthly revenue of total Customer Contracts or of any other circumstances known to Borrower that may impair the validity or collectibility of more than [redacted] in monthly revenue of total Customer Contracts, provided, however that Borrower shall notify Lenders of any material dispute relating to its Bulk Contracts. After the occurrence of an Event of Default, Borrower shall not, without the prior consent of Lenders, adjust, settle or compromise the amount or payment of any Customer Contract, or release wholly or partly any Customer or obligor thereof, or allow any credit or discount thereon.

(xiv) Lenders shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to a Customer Contract, by mail in its name or by telephone in conjunction with or in the presence of Borrower or its designated employee.

(xv) Agent agrees that, notwithstanding the foregoing, Customer Contracts acquired in a Permitted Acquisition do not have to meet the foregoing representations for a period of [redacted].

(i) Supplier Contract Representations and Covenants. Borrower makes the following representations, warranties and covenants with respect to Supplier Contracts (which shall be deemed to be continuing representations and warranties so long as any credit hereunder shall be available and until the Obligations have been paid in full, other than contingent indemnification obligations with respect to which there exists no claim):

(i) Borrower represents and warrants that all Supplier Contracts are and will be binding, bona fide existing agreements between the parties thereto, in full force and effect in accordance with their respective terms and not subject to any default or breach that with the passage of time could become a default, without any known defenses, disputes, offsets or counterclaims, or any rights of return or cancellation (except as disclosed to Agent); Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any Supplier and, to the best of Borrower’s knowledge, each Supplier shall be able to timely discharge all of its obligations under the Supplier Contracts.

(ii)  Borrower represents and warrants that it has not granted to any other Person any participation or similar interest therein, and none of Borrower’s rights under any Supplier Contract are subject to any security interest, lien or encumbrance, other than the security interest in favor of Lenders created under this Agreement.

(iii) Borrower represents and warrants that the Collateral, including without limitation, all Supplier Contracts, is subject to a prior security interest in favor of Lenders,

(iv) Borrower represents and warrants that neither any Supplier Contract nor any transaction entered into in connection therewith contravenes any applicable statute, law or regulation.

(v) Borrower represents and warrants that each Supplier Contract that has been duly authorized, executed and delivered by the parties thereto and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, or by principles of equity.

(vi) Borrower represents and warrants that each Supplier Contract, where applicable, correctly sets forth the terms of Borrower’s fees and other charges payable thereunder to the applicable Supplier by a Supplier Contract. Borrower shall provide Lenders with prompt notice of any material breach of, or nonpayment by or termination of any Supplier Contract.

(vii) Borrower shall cause each Supplier to remit all payments due under a Supplier Contract or otherwise directly to the Lockbox.

(viii) Borrower acknowledges and agrees that Lenders are not undertaking any authority or responsibility with respect to any of the Supplier Contracts entered into by Borrower, nor are Lenders assuming any risk with respect to any Supplier Contract owned by or pledged to Borrower, nor are Lenders in any way involved in Borrower’s pricing, underwriting, installation or servicing or credit decisions with respect to any Supplier Contract.

(ix) Borrower represents and warrants that it has provided Lenders with true, correct and complete copies of each Supplier Contract. Attached hereto as Exhibit D are all Supplier Contracts [redacted].

(x) Borrower shall deliver to Lenders, as Lenders may from time to time require, Supplier Contracts and other documentation as applicable to each Supplier Contract. Absent such a request by Lenders, copies of all such documentation shall be held by Borrower as custodian for Lenders.

(xi) Lenders shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to a Supplier Contract, by mail in its name or by telephone in conjunction with or in the presence of Borrower or its designated employee.

(xv) All payments due under any Supplier Contract by the Supplier to Borrower have been made pursuant to such Supplier Contract.

8. Negative Covenants.

(a) No Merger. Borrower will not merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of all or substantially all of Borrower’s assets or a significant portion of any of the Collateral or any interest therein without Agent’s prior written consent which shall not be unreasonably withheld, except that, so long as no Default has occurred and is continuing, Borrower may sell Inventory in the ordinary course of Borrower’s business.

(b) No Debt or Liens; Taxes. Borrower will not obtain or attempt to obtain from any Person other than Agent on behalf of Lenders any loans, advances, or other financial accommodations or Indebtedness of any kind, nor will Borrower enter into any direct or indirect guaranty of any obligation of another Person, other than (i) Subordinated Debt, (ii) Indebtedness in connection with purchase money security interests constituting Permitted Liens (and capital leases) not to exceed, in aggregated principal amount, the amount set forth on Item 22 of the Schedule at any one time outstanding, (iii) performance and surety bonds in the ordinary course of business, and (iv) customary Indebtedness arising in connection with deposit accounts. Borrower will not permit any of Borrower’s assets to be subject to any Lien other than Permitted Liens. Borrower shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes), and Borrower will, upon request by Agent, promptly furnish Agent with proof satisfactory to Agent that Borrower has made such payments and deposits.

(c) No Distributions. Borrower will not retire, repurchase or redeem any of Borrower’s capital stock or other ownership interest in Borrower, nor declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests) to any owner or holder of Borrower’s shares or other ownership interest. Notwithstanding the foregoing, provided that i) so long as no Default exists hereunder or would be caused by any such transaction, and ii) sufficient availability exists under the Borrowing Base to effect such transaction, Borrower may acquire up to [redacted] of its capital stock or equity interests without any additional consent from Lenders. In addition, provided that i) so long as no Default exists hereunder or would be caused by any such transaction, and ii) sufficient availability exists under the Borrowing Base to effect such transaction, Borrower may request Lenders’ consent to purchases by Borrowers of more than [redacted] of its capital stock or equity interests, which consent shall not be unreasonably withheld.

(d) No ERISA Liabilities. Borrower will make timely payments of all contributions required to meet the minimum funding standards for Borrower’s employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Agent the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by Borrower of any governmental notice (other than routine requests for information) in respect of any such plan.

(e) Transactions with Affiliates. Borrower will not engage in any transaction with any of Borrower’s officers, directors, employees, owners or other Affiliates, except for an “arms-length” transaction on terms no less favorable to Borrower than would be granted to Borrower in a transaction with a Person who is not an Affiliate, which transaction shall be approved by Borrower’s disinterested directors and shall be disclosed in a timely manner to Agent prior to the consummation of the transaction.

(f) Loans/Investments. Borrower will not make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees (other than cashless exercise transactions) not to exceed an aggregate outstanding amount of [redacted] at any one time outstanding for all employees, without the consent of Lender. Borrower shall not purchase, acquire or otherwise invest in any Person except: (A) existing investments in Borrower’s subsidiaries described on Item 12 of the Schedule; (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; (D) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and (E) so long as no Default has occurred or is continuing, Permitted Acquisitions. Without limiting the generality of the foregoing, Borrower shall not create any new subsidiary.

(g) Capital Expenditures. Borrower shall not make or incur capital expenditures in excess of the amount set forth on Item 21(a) of the Schedule during any fiscal year.

(h) Compensation. Borrower shall not increase the total compensation paid to its officers or directors (or any of their relatives), including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year of Borrower during the term of this Agreement in an aggregate amount for all such officers and directors in excess of the limit specified in Item 28 of the Schedule.

(i) Amendments of Documents. Borrower shall not materially amend or modify any note, instrument or agreement in connection with any Subordinated Debt without the prior written consent of Agent on behalf of Lenders, which consent shall not be unreasonably withheld.

(j) Use of Proceeds. Borrower shall not use the proceeds of any Loans for any purpose other than to finance the development, build-out and installation of digital satellite television systems and broadband internet services to multiple dwelling units under contract to the Borrower or to acquire any such systems or service contracts, develop or acquire new services or lines of business in the multiple dwelling unit market, make permitted acquisitions of Borrower’s capital stock and fund general working capital needs of the Borrower.

9. Reporting and Information.

(a) Financial Statements. Borrower will submit to Agent as soon as available, and in any case not later than 30 days after the end of each month, a balance sheet, and a statement of profit and loss, in each case prepared in accordance with GAAP by Borrower’s chief financial or accounting officer as presenting fairly, in accordance with GAAP, Borrower’s financial condition as of the last day of such month and Borrower’s results of operations for such month and for the portion of Borrower’s fiscal year ending with such month. Borrower will also submit to Agent annual financial statements within 90 days after the end of each fiscal year, including a balance sheet, the related statement of profit and loss and stockholders’ equity and a statement of cash flows, in each case prepared in accordance with the requirements set forth on Item 23 of the Schedule. Borrower will also submit to Agent annually within 30 days after Borrower’s fiscal year end forecasted financial statements for the upcoming fiscal year, containing a projected balance sheet and profit and loss statement. Together with each monthly and annual financial statement, Borrower will deliver to Agent the certification of Borrower’s chief financial or accounting officer in the form of Exhibit B attached hereto to the effect that Borrower is in compliance with the terms and conditions of this Agreement, and setting forth in detail the calculation of all financial covenants, or, if Borrower is not in compliance, describing the nature of any noncompliance and the steps Borrower is taking or proposes to take to remedy the same. Borrower shall also submit a copy of each Federal income tax return filed by it within 5 business days of the date of such filing and copies of all filings made by Borrower with the Securities and Exchange Commission with 5 business days of such filings.

(b) Collateral Reports. Concurrent with the execution of this Agreement by Borrower and concurrent with each request for a loan pursuant to Section 2(a), but no less frequently than as required by Item 24 of the Schedule, Borrower shall deliver to Agent a fully completed Borrowing Base Certificate certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct. Concurrent with the delivery of each such Borrowing Base Certificate, Borrower shall provide a written report to Agent of all materially significant returns, disputes and claims, chargebacks, cancellations, together with sales and other reports relating to the Collateral as required by Agent. Borrower shall deliver to Agent within ten (10) days after the end of each month a report, reflecting the status as of the end of each month and certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct, containing (i) a current detailed aging, by total and by Customer, of Borrower’s Accounts, and (ii) a current detailed aging, by total and by vendor, of Borrower’s accounts payable, all of which shall be set forth in a form and shall contain such information as is acceptable to Agent. Borrower shall deliver to Agent at least semiannually a list of locations of Inventory and the types and values of Inventory at each such location, in such form as Agent may require. At Agent’s request, Borrower shall deliver such information with respect to the Collateral, Borrower or Borrower’s business or financial condition as Agent may reasonably request.

(c) Obligor Financials. At least once during each twelve-month period (or more frequently if Lenders shall so request), Borrower will cause each Obligor (other than Borrower) to deliver to Agent a financial statement for such Obligor as of a date satisfactory to Agent, in such form as Agent may reasonably request.

(d) Other Information. Borrower will notify Agent as promptly as possible of any Default, any receipt by Borrower of notice from any governmental authority that Borrower has or may have violated any law, rule or regulation applicable to Borrower or the terms or conditions of any permit or license Borrower holds or is required to hold in connection with the conduct of Borrower’s business, any amendment to Borrower’s constituent documents and any change in Borrower’s management or ownership, and the commencement of any material litigation, claim or action against Borrower.

10. Inspection Rights; Expenses; Etc.

(a) Inspection. Agent and Lenders’ may examine and make copies of Borrower’s records, the Collateral and all other assets of Borrower or any portion thereof, wherever located, and may enter upon Borrower’s premises for such purposes, with reasonable prior notice, during business hours. Borrower will assist Agent and Lenders in whatever way as reasonably necessary to make each such examination. Agent may discuss Borrower’s financial condition with Borrower’s independent accountants without liability to Lenders or such accountants.

(b) Performance by Lender. Agent on behalf of Lenders may, from time to time at Agents or Lender’s option, perform any obligation of Borrower’s hereunder which Borrower fails to perform and take any other action which Agent or Lenders deem necessary for the maintenance or preservation of any of the Collateral or Agents or Lenders’ interest therein, and Borrower agrees to reimburse Agent immediately on demand for all of Agent or Lenders’ expenses in connection with the foregoing (including, without being limited to, reasonable fees and expenses of legal counsel), together with interest thereon at the default rate of interest provided for herein from the date any such expense is incurred until reimbursed by Borrower.

(c) Field Examinations; Inspections. Agent on behalf of Lenders shall have the right without hindrance or delay to conduct field examinations to inspect the Collateral, Borrower’s books and records and all other aspects of Borrower’s business. Borrower agrees to pay for such examinations as more fully described on Item 25 of the Schedule. Agent on behalf of Lenders shall have full access to all records available to Borrower from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Agent and Lenders’ may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Agent on behalf of Lenders as provided herein.

11. Rights of Setoff, Application of Payments, Etc. Agent on behalf of Lenders will be entitled to hold or set off all sums and all other property of Borrower at any time to Borrower’s credit or in Agent’s or Lender’s possession (or the possession of any of Agent or Lender’s Affiliates) by pledge or otherwise or upon or in which Agent or any Lender may have a Lien, as security for any and all of the Obligations. Agent on behalf of Lenders will have the right and is hereby irrevocably authorized and directed to charge to Borrower’s loan account the amounts of any and all such Obligations. Recourse to the Collateral or other security for the Obligations will not at any time be required and Borrower hereby waives any right of marshalling Borrower may have. Borrower’s obligation to pay or repay the Obligations is unconditional. Borrower agrees that Agent, on behalf of Lenders, may take such action with regard to the custody and after a Default has occurred and is continuing, collection of Collateral assigned to Agent on behalf Lenders as Agent may deem necessary. Borrower agrees that failure to take any action with regard to any given Account will not be unreasonable until and unless Agent or Lenders receives a written request for specific action from Borrower with regard thereto and fails to respond thereto within a commercially reasonable time. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent or Lenders shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or a Lender or its agent against the Obligations, in such manner and in such order as such Lender may deem advisable.

12. Attorney-in-Fact. Borrower hereby appoints and constitutes Agent on behalf of Lenders as Borrower’s attorney-in-fact: (a) at any time, (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Agent or Lenders’ possession and to deposit or otherwise collect the same; (ii) to send verifications of accounts to Customers; and (iii) to execute in Borrower’s name any financing statements, affidavits and notices with regard to any and all Lien rights; and (b) while any Default exists, (i) to receive, open, and dispose of all mail addressed to Borrower; (ii) to notify the postal authorities to change the address and delivery of mail addressed to Borrower to such address as Agent may designate; (iii) to sign Borrower’s name on any invoice or bill of lading relating to the Collateral, on drafts against Customers, and notices to Customers; (iv) to sign any agreement or certificate in connection with any insurance policy of Borrower (including any documentation to receive benefit payments due thereunder or to cancel such insurance policy and receive a refund of the unearned premium with respect thereto); and (v) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney-in-fact are hereby authorized, ratified and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law. This power, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid or Lenders have any commitment to Borrower under this Agreement or otherwise.

13. Defaults and Remedies.

(a) Defaults. For purposes of this Agreement, “Default” means the occurrence of any of the following events: (i) non-payment when due of any amount payable on any of the Obligations or breach of any covenant or failure to perform any agreement or failure to meet any of Borrower’s or any other Obligor’s obligations contained herein, in any other Loan Document or in any other agreement out of which any of the Obligations arose; (ii) non-payment when due of the premium on any insurance policy required to be maintained hereunder which continues for 10 days; (iii) any material statement, representation, or warranty made in writing in this Agreement, any other Loan Document or in any other writing or statement at any time furnished or made by Borrower or any other Obligor to Agent or any Lender proves to have been untrue in any material respect as of the date furnished or made or deemed furnished or made; (iv) Borrower’s default under any other agreement for borrowed money or any other agreement involving more than the amount set forth on Item 26 of the Schedule which continues for more than 10 days; (v) suspension of the operation of Borrower’s present business; (vi) any Obligor becomes insolvent or unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, is filed by or against any Obligor; (vii) entry of any judgment in excess of the amount set forth on Item 27 of the Schedule against any Obligor or creation, assertion, or filing of any judgment or tax Lien against the property of any Obligor, in each case which remains undischarged or unbonded for 10 days after such entry or filing; (viii) death of any Obligor who was a natural person, or dissolution, merger, or consolidation of any Obligor which is a corporation, partnership or limited liability company; (ix) transfer of a substantial part (determined by market value) of the property of Borrower; (x) sale, transfer or exchange, either directly or indirectly, of a controlling stock or equity ownership interest of any Obligor; (xi) termination, unenforceability or withdrawal of any guaranty or validity guaranty for the Obligations, or failure of any Obligor to perform any of its obligations under such a guaranty or validity guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty or validity guaranty; (xii) appointment of a receiver for the Collateral or for any other property in which Borrower has an interest to the extent the total amount of monthly revenue derived from the Properties or Customers for which a receiver has been appointed exceed [redacted] of monthly gross revenues; (xiii) seizure of any Collateral by any Person other than Lender; (xiv) a Change of Control (xv) the occurrence of any act, omission, event or circumstance which has or could reasonably be expected to have a materially adverse effect on Borrower or any other Obligor; (xvi) payment by Borrower on any Subordinated Debt in violation of the applicable subordination agreement; (xvii) the Pension Benefit Guaranty Corporation or the Department of Labor commences proceedings under ERISA to terminate any of Borrower’s employee pension benefit plans; (xviii) the loss of Bulk Contracts covering more than [redacted] net subscribers; or (xix) default or termination shall occur with respect to any Supplier Contract.

(b) Remedies. If a Default occurs and is continuing, in each case without demand or notice to Borrower, any other Obligor or any other Person (unless such notice is expressly required hereunder or under applicable law):

(i) Agent may and shall upon request of a Lender to terminate each such Lenders’ commitment, if any, to make loans or to extend other financial accommodations to Borrower, and may declare the entire principal amount of all loans outstanding hereunder, all interest thereon, any unpaid fees and all other Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full; and, in the event of a Default described under clause (vi) of Section 13(a), such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind. Borrower agrees to deposit with Agent on behalf of Lenders a cash sum equal to the amount of letters of credit and acceptances issued or guaranteed by Agent or Lenders or any Affiliate of Agent or Lenders which have not been drawn upon or matured, which funds will be used to reimburse Agent or Lenders or such Affiliate of Agent or Lenders upon drawing under any letter of credit or maturity of any acceptance.

(ii) Agent may, and upon request of Lenders, shall decrease the advance rates set forth in the definition of “Borrowing Base” in Lender’s discretion.

(iii) Agent may, and upon request of Lenders, shall designee may notify Customers that the Accounts have been assigned to Lenders and that Lenders have a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower’s loan account.

(iv) Agent may, and upon request of Lenders shall (A) exercise any of its remedies under any other Loan Document, (B) apply any cash collateral to the Obligations (without limiting the foregoing, Lenders may instruct any bank or other financial institution holding any cash, certificate of deposit or other Collateral to pay over such Collateral to Agent on behalf of Lenders), and (C) draw on any letter of credit issued for the benefit of Agent on behalf of Lenders in connection with this Agreement or any other Loan Document and apply the proceeds thereof to the Obligations, in each case without demand or notice to Borrower or any other Person.

(v) Agent may, and upon request of Lenders shall, make such payments and do such acts as Agent or Lenders consider necessary or reasonable to protect its security interest in the Collateral. Borrower authorizes Agent and Lenders to enter each premise where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in Agent or Lenders opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

(vi) As permitted by the UCC, Agent may, and upon request of Lenders shall, ship, reclaim, recover, store, finish, maintain, repair, continue to provides services required by the Contracts, prepare for sale, advertise for sale and sell the Collateral. Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale.

(vii) Agent may, and upon request of Lenders shall, without regard to any waste, adequacy of the security or solvency of Borrower, apply for the appointment of a receiver of the Collateral, to which appointment Borrower hereby consents, whether or not foreclosure proceedings have been commenced hereunder or under any other Loan Document and whether or not a foreclosure sale has occurred.

(viii) Reserved.

(ix) Agent may, at Lender’s option, exercise any of the remedies available to Lender as a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction, or otherwise available to Agents or Lenders under applicable law. Borrower agrees, upon Default, to cease the sale or other disposition of the Collateral, except with Lenders’ prior written consent, and to assemble at Borrower’s expense all the Collateral at a convenient place acceptable to agent. Agent may charge to Borrower’s loan account and Borrower will pay Agent upon demand all costs and expenses, including reasonable attorneys’ fees (including fees of attorneys that are regular salaried employees of Agent or a Lender or any of its Affiliates), in connection with: (A) the liquidation of any Collateral; (B) obtaining or enforcing payment of the Obligations; (C) the settlement, adjustment, compromise, or litigation of Customer disputes; or (D) the prosecution or defense of any action or proceeding either against Agent or a Lender or against Borrower concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Obligations. If at any time Agent or any Lender pays any state, city, local, federal, or other tax or levy attributable to the Collateral, Borrower will repay to Agent or such Lender the amount of tax so paid by Agent. Borrower agrees that Agent may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by Liens prior to Lender’s security interest. Borrower will remain liable and will pay on demand any deficiencies arising upon the liquidation of any Collateral held by Lender.

(c) Notices. If any notice of intended disposition of the Collateral or of any other act by Agent is required by law and a specific time period is not stated therein, such notice, if given ten days before such disposition or act, in accordance with the provisions of Section 15(a), will be deemed reasonably and properly given.

(d) License. Borrower hereby grants to Agent on behalf of Lenders a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower’s rights under all licenses, and all franchise agreements shall inure to Agent for Lenders benefit.

(e) Remedies Cumulative. Agent’s and Lenders rights and remedies under this Agreement and all other Loan Documents shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by Agent or any Lender of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or any Lender shall constitute a waiver, election or acquiescence by it.

14. Indemnification. Borrower agrees to defend, indemnify, and hold harmless Agent, each Lender and Agent’s and each Lender’s respective directors, officers, employees, Affiliates, representatives, attorneys and agents (each an “Indemnified Person”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any such Indemnified Person, arising out of, or in any way related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, including by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous materials in connection with Borrower’s business on, at or from any property at any time owned or operated by Borrower, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred. Without limiting the foregoing, Borrower represents and warrants that there has been no loan broker or investment banker other than Morgan Joseph involved in connection with the transactions contemplated hereby and Borrower agrees to indemnify and hold Agent and each Lender harmless from any claim of compensation payable to any loan broker or investment banker in connection with the transactions contemplated hereby.

15. General Provisions.

(a) Notices. Except as specifically provided in this Agreement or in any of the other Loan Documents, all notices and communications hereunder and thereunder will be in writing or by telephone subsequently confirmed in writing. Notices in writing will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and will be deemed received, in the case of personal delivery, when delivered; in the case of overnight courier service, on the next Business Day after delivery to such service; in the case of mailing, on the fourth Business Day after mailing; and, in the case of facsimile transmission, upon transmittal if confirmed by the sender’s facsimile device; provided that in the case of notices to Agent and Lenders, Agent and Lenders will be charged with knowledge of the contents thereof only when such notice is actually received by Agent or Lenders. A telephonic notice to Agent as understood by Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices to Agent, Lenders or Borrower will be sent to the addresses set forth on Item 29 the Schedule, or any other address for either of Borrower, Lenders or Agent of which the other is notified by like notice.

(b) No Waiver. No waiver hereunder will be valid unless in writing signed by Agent on behalf of Lenders and then only to the extent therein stated. No delay or failure by Agent on behalf of Lenders in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Agent’s or Lender’s right to exercise any other right or remedy.

(c) Time of Essence. Time is of the essence of this Agreement.

(d) Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) Successors and Assigns. Borrower’s, Agent’s and Lenders’ rights and obligations hereunder will inure to the benefit of Borrower’s, Agent’s and Lender’s respective successors and assigns, provided that Borrower acknowledges and agrees that without Agent’s or Lenders prior written consent, which may be withheld for any reason or no reason, Borrower may not assign Borrower’s rights or obligations or any part thereof hereunder to any other Person. Notwithstanding anything herein to the contrary, each Lender may, without the consent of Borrower, grant a security interest in, sell or assign, grant or sell participations or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons.

(f) Governing Law; Submission to Jurisdiction; Service; Etc. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict of law provisions and principles) of the State of New York. Borrower hereby consents to the non-exclusive jurisdiction of any United States Federal Court sitting in or with direct or indirect jurisdiction over the Southern District of New York or any New York state court located in New York County in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Borrower waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at Borrower’s address for notices pursuant to this Agreement, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the United States mails. Nothing herein shall limit the right of Agent or Lenders to bring proceedings against Borrower or any of its Affiliates in the courts of any other jurisdiction. Any judicial proceeding commenced by Borrower against Agent or Lenders or any other holder of any Obligations, or any Affiliate of Agent or Lenders or any other holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States Federal Court sitting in or with direct jurisdiction over the Southern District of New York or any New York state court sitting in New York county. Nothing in this Agreement shall be deemed or operate to affect the right of the Agent or Lenders to serve legal process in any other manner permitted by law or to preclude the enforcement by Agent or Lenders of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

(g) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR EITHER PARTY’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. EACH OF BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

(h) Waiver of Hearing. BORROWER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES ALL RIGHTS WHICH BORROWER HAS UNDER APPLICABLE LAW TO NOTICE AND TO A JUDICIAL HEARING PRIOR TO THE ISSUANCE OF A WRIT OF POSSESSION ENTITLING LENDER, ITS SUCCESSORS AND ASSIGNS TO POSSESSION OF THE COLLATERAL UPON A DEFAULT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING ANY OTHER RIGHT WHICH AGENT OR ANY LENDER MAY HAVE, BORROWER CONSENTS THAT, IF AGENT OR ANY LENDER FILES A PETITION FOR AN IMMEDIATE WRIT OF POSSESSION UNDER APPLICABLE LAW AND THIS WAIVER OR A COPY HEREOF IS ALLEGED IN SUCH PETITION AND ATTACHED THERETO, THE COURT BEFORE WHICH SUCH PETITION IS FILED MAY DISPENSE WITH ALL RIGHTS AND PROCEDURES HEREIN WAIVED AND MAY ISSUE FORTHWITH AN IMMEDIATE WRIT OF POSSESSION, WITHOUT THE NECESSITY OF AN ACCOMPANYING BOND AS OTHERWISE REQUIRED BY ANY PROVISION OF APPLICABLE LAW.

(i) Expenses. Borrower shall pay on demand all of Agent and Lenders’ reasonable costs and expenses in connection with underwriting and performing due diligence with respect to the transactions contemplated hereby and the preparation, reproduction, execution, delivery, and administration of this Agreement, and all such costs and expenses of Agent and Lenders in connection with the enforcement hereof, including the reasonable fees and out-of-pocket expenses of Agent and Lenders’ counsel, in each case whether incurred on, prior or subsequent to the Agreement Date. In addition, Borrower shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder. Such amounts may be charged by Agent and Lenders to Borrower’s account as one or more loans hereunder. All provisions in this Agreement providing for the payment or reimbursement of Agent and Lenders’ attorneys’ fees and expenses include, without limitation, such fees and expenses incurred pursuant to or in connection with proceedings brought under 11 U.S.C., the Federal Bankruptcy Code.

(j) Execution in Counterparts; Execution by Fax; Waiver of Acceptance. This Agreement may be executed in separate counterparts, all of which shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile or electronic mail shall deliver an original executed counterpart of this Agreement or such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document. To the fullest extent permitted by applicable law, Borrower waives notice of Lender’s acceptance of this Agreement and the other Loan Documents.

(k) Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent, each Lender and Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

16. Agent.

(A)  Appointment. Each Lender hereby designates and appoints First Capital as its agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 16 are solely for the benefit of Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(B) Reliance Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(C) First Capital Individually. With respect to the Loans made by it, First Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include First Capital in its individual capacity as a Lender. First Capital may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

(D) Successor Agent

(1) Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

(2) Appointment of Successor Upon any such notice of resignation pursuant to clause (G)(1) above, Lenders shall, upon receipt of Borrower's prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, as Lenders, upon receipt of Borrower's prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

(3) Successor Agent Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.

(E) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders, each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents. So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have executed this Agreement as of the day and year first above written.

BORROWER:

MDU COMMUNICATIONS (USA) INC.

By:
Name:
Title:

AGENT AND LENDER:

FCC, LLC, d/b/a FIRST CAPITAL

By:
Name:
Title:

LENDER:

FULL CIRCLE FUNDING, LP

By its General Partner

FULL CIRCLE FUNDING, LLC

By its Managing Members

By:
Name: Robert A. Blum
Title: Managing Member

By:
Name: John E. Stuart
Title: Managing Member

NOTARY JURAT FOR EXECUTION OF
WRITTEN OBLIGATIONS TO PAY MONEY

On this the ____ day of ______________, 2008, before me, the undersigned, a Notary Public in and for the State of _____________, County of _________________, ___________________________ personally appeared, who is personally known to me or proved to me on the basis of satisfactory evidence to be the _______________________________ of ___________________________, a _____________________ corporation, who, being by me first duly sworn, stated that:

1.
He executed the foregoing Loan and Security Agreement on behalf of such corporation pursuant to its by-laws or a resolution of its board of directors, said execution taking place in the State of ______________________, County of ________________; and

2.	He has this day delivered the foregoing Loan and Security Agreement to FCC, LLC, d/b/a FIRST CAPITAL, AND FULL CIRCLE FUNDING, L.P. at Oklahoma City, Oklahoma via overnight courier.

Signature of Borrower’s Officer:

By:__________________________________________________
Name:________________________________________________

Sworn to and subscribed before me this ___ day of _______________, 20__:

__________________________________
Notary Signature

My Commission Expires:

_________________________________
[Affix Notarial Seal]

AFFIDAVIT REGARDING DELIVERY

On this the ____ day of _______________, 2008, before me, the undersigned, a Notary Public in and for the State of New York, County of _______________, _______________________ personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the ________________________ of FCC, LLC, d/b/a FIRST CAPITAL, who, being by me first duly sworn, stated that he/she has received delivery of the foregoing Loan and Security Agreement on behalf of FCC, LLC, d/b/a FIRST CAPITAL in the State of New York, County of New York.

Signature of Officer of FCC, LLC, d/b/a First Capital

Sworn to and subscribed before me this ___ day of _______________, 2008:

__________________________________
Notary Signature

My Commission Expires:

_________________________________
[Affix Notarial Seal]

AFFIDAVIT REGARDING DELIVERY

On this the ____ day of _______________, 2008, before me, the undersigned, a Notary Public in and for the State of New York, County of _______________, _______________________ personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the ________________________ of FULL CIRCLE FUNDING, LLC, the General Partner of FULL CIRCLE FUNDING, L.P. being by me first duly sworn, stated that he/she has received delivery of the foregoing Loan and Security Agreement on behalf of FULL CIRCLE FUNDING, LLC in the State of New York, County of New York.

Signature of Officer of Full Circle Funding, LLC

Sworn to and subscribed before me this ___ day of _______________, 2008:

__________________________________
Notary Signature

My Commission Expires:

_________________________________
[Affix Notarial Seal]

SCHEDULE

This Schedule is a part of the foregoing Amended and Restated Loan and Security Agreement dated as of the 11th day of September 2006 (as amended and restated as of June 30, 2008) between MDU Communications (USA) Inc., a Washington corporation (“Borrower”), and Full Circle Funding, L.P. a Delaware limited partnership (“Full Circle”) and FCC, LLC, d/b/a First Capital, a Florida limited liability company (“First Capital”) in its capacity as a Lender and as Agent, (each of Full Circle and First Capital a “Lender” and collectively “Lenders”).

1.	Borrowing Base

“Borrowing Base” means, at any time, an amount equal to: [redacted]

2.	Accounts Eligibility

(a) Contract Ageing: [redacted]

(b) Concentration Limit: [redacted]

3.	Permitted Liens

Existing Liens and financing statements:

Financing Statement Number,
Jurisdiction and Filing Date	Secured Party	Collateral
2001-213-0091, Washington Secretary of State	Cisco Systems	Specific Leased
August 1, 2001	Capital Corporation	Equipment

200610098101, Washington Secretary of State	Leasing Innovations,	Specific Leased
April 10, 2006	Incorporated	Equipment

200610819935, Washington Secretary of State	Leasing Innovations	Specific Leased
April 17, 2006	Innovations	Equipment

200616794007, Washington Secretary of State	Leasing Innovations	Specific Leased
June 15, 2006	Innovations	Equipment

200620598721, Washington Secretary of State July, 24, 2006	Citicorp Leasing, Inc.	Specific Leased Equipment

4.	Persons Authorized to Request Loans

Name:	Title:
Sheldon Nelson	President and Chief Executive Officer
Carmen Ragusa	Vice President
Brad Holmstrom	Secretary and Legal Counsel

5. Collection Days: 2 Business Days

6. Conditions To Initial Loans

Items listed below are required to be delivered, in form and substance satisfactory to Agent in its sole discretion, as a condition to each Lender’s obligation to fund the initial loan or extend the first financial accommodation to Borrower under this Agreement.

Certified copy of articles/certificate of incorporation

Bylaws

Secretary’s certificate as to constituent documents, bylaws, authorizing action (e.g., corporate resolutions) and incumbency of officers/status and specimen signatures of authorized signers

Good Standing Certificate (state of organization and all other states in which Borrower is qualified to do business)

Lien search results

Payoff letter from any lender whose loans are to be refinanced from proceeds of loans made under this Agreement

Lien termination documents from existing lender, any other creditor whose filings are to be terminated, etc.

Landlord, warehouseman or other bailee waivers

Collateral Assignment of all Customer Contracts

Agreement with any third party billing and collecting agents

Lockbox, blocked account or agency account agreement(s)

Financial statements

Borrowing Base Certificate, together with schedules of Accounts and Inventory and other supporting documentation, in each case as of a date acceptable to Lenders

Financing statements

Officer’s certificate as to representations, warranties and no defaults

Solvency certificates

Opinion letter of Borrower’s legal counsel

Warrant Agreements (including as of the Restatement Date)

Registration Rights Agreements (including as of the Restatement Date)

Assignment of a Life Insurance Policy [redacted]

All other items described on the Schedule of Closing Documents previously delivered by Lenders or Lenders’ counsel to Borrower or Borrower’s counsel

7. Termination Date
This Agreement will terminate on the third anniversary of the Restatement Date, provided, however, that the term shall automatically be extended for an additional month at the end of each month during the first twenty-four (24) month period starting on the Restatement Date up to a maximum term of sixty (60) months from the Restatement Date.

8. Interest Margin:  Term Loan Tranche A: Prime Rate plus 410 basis points (4.10%);

Revolving Loan Tranche B: Prime Rate plus 3%;

Revolving Loan Tranche C: Prime Rate plus 2%; and

Revolving Loan Tranche D: Prime Rate plus 1%.

Revolving Loans Tranches E and F: Prime Rate plus the margins set forth below (the “Margin”), subject to adjustment with respect to each fiscal quarter, based on the following Total Leverage Ratios:

Total Leverage Ratio	Margin (in basis points)

[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

“Total Leverage Ratio” shall mean the ratio of (i) the aggregate stated balance sheet amount of Indebtedness (solely under clause (i) of the definition thereof) of the Borrower determined in accordance with GAAP to (ii) EBITDA (calculated as set forth in Item 21(e) of the Schedule) provided that at the option of the Borrower EBITDA shall be calculated based on the higher of (i) trailing twelve months results or (ii) trailing six months results multiplied by two (2).

9.	Default Margin: 3%

10.	Fees
a. Upon execution of this Agreement, in consideration of Lender’s structuring, approving and committing to this Agreement, and for services by Lenders in connection with Lenders continuing administration of the Loans, but without affecting Borrower’s obligation to reimburse Lenders for costs associated with this Agreement and the transactions contemplated hereby as provided elsewhere in this Agreement, Borrower agrees to pay to Agent for the benefit of Lenders Closing/Annual Fees as follows:

Closing Fee of 3.5% of Term Loan Tranche A shall be due and payable at closing, regardless of whether all of Tranche A is borrowed at Closing.
Closing/Annual Fee of 1% shall be and payable on the entire amount of Revolving Loan Tranche B (i.e. on the full $5 Million of such Tranche) at such time as the outstanding principal balance of the Loans exceed $5,000,000 and on each anniversary of the date the outstanding principal balance first exceeded $5 Million.
Closing/Annual Fee of 1% shall be and payable on the entire amount of Revolving Loan Tranche C (i.e. on the full $5 Million of such Tranche) at such time as the outstanding principal balance of the Loan exceed $10,000,000, and on each anniversary of the date the outstanding principal balance first exceeded $10 Million.

Closing/Annual Fee of 1% shall be and payable on the entire amount of Revolving Loan Tranche D (i.e. on the full $5 Million of such Tranche) at such time as the outstanding principal balance of the Loans exceed $15,000,000, and on each anniversary of the date the outstanding principal balance first exceeded $15 Million.
Closing/Annual Fee of 1% shall be and payable on the entire amount of Revolving Loan Tranche E (i.e. on the full $5 Million of such Tranche) at such time as the outstanding principal balance of the Loans exceed $20,000,000, and on each anniversary of the date the outstanding principal balance first exceeded $20 Million.
Closing/Annual Fee of 1% shall be and payable on the entire amount of Revolving Loan Tranche F (i.e. on the full $5 Million of such Tranche) at such time as the outstanding principal balance of the Loans exceed $25,000,000, and on each anniversary of the date the outstanding principal balance first exceeded $25 Million.

Any Annual Fee shall be prorated to the extent there are less than 12 months remaining in the original term at the time such Annual Fee is charged, based on the number of months remaining in the original term to 12 months.

b. In consideration of the maintenance of Lender’s commitment hereunder, Borrower will pay Agent for the benefit of Lenders a fee as set forth below on the daily average unused portion of Lender’s commitment to make Revolving Loans hereunder, payable monthly in arrears on the first day of each calendar month, beginning on the first such date following the Agreement Date.

An Unused line fee on Revolving Loan Tranche B (i.e. on the full $5 Million of such Tranche) of one half of one percent (.50%) per annum, charged monthly in arrears, on the average unused amount of Tranche B at such time as the outstanding principal balance of the Loans exceeds $5,000,000 and continuing thereafter regardless of whether the balance on the Loans drops below $5 Million.
An Unused line fee on Revolving Loan Tranche C (i.e. on the full $5 Million of such Tranche) of one third of one percent (.33%) per annum, charged monthly in arrears, on the average unused amount of Tranche C at such time as the outstanding principal balance of the Loans exceeds $10,000,000 and continuing thereafter regardless of whether the balance on the Loan drops below $10 Million.
An Unused line fee on Revolving Loan Tranche D (i.e. on the full $5 Million of such Tranche) of one quarter of one percent (.25%) per annum, charged monthly in arrears, on the average unused amount of Tranche D at such time as the outstanding principal balance of the Loans exceeds $15,000,000 and continuing thereafter regardless of whether the balance on the Loan drops below $15 Million.
An Unused line fee on Revolving Loan Tranche E (i.e. on the full $5 Million of such Tranche) of one quarter of one percent (.25%) per annum, charged monthly in arrears, on the average unused amount of Tranche D at such time as the outstanding principal balance of the Loans exceeds $20,000,000 and continuing thereafter regardless of whether the balance on the Loan drops below $20 Million.
An Unused line fee on Revolving Loan Tranche F (i.e. on the full $5 Million of such Tranche) of one quarter of one percent (.25%) per annum, charged monthly in arrears, on the average unused amount of Tranche F at such time as the outstanding principal balance of the Loans exceeds $25,000,000 and continuing thereafter regardless of whether the balance on the Loan drops below $25 Million.

c. In the event that this Agreement is terminated for any reason Borrower will pay to Agent for the benefit of Lenders on or prior to the effective date of such termination an early termination fee as follows: The Borrower may elect to prepay the Loans in whole upon 30 days’ notice to Lender. Such prepayment shall be at the following pre-payment prices as a percentage of pre-paid principal based on the highest principal amount of Loans outstanding at any time during the immediately preceding twelve month period:

Months 0-12 after Restatement Date	102%
Months 13-24 after Restatement Date	101%
Months 25-33 after Restatement Date	101%

(No fee shall apply to Prepayments made within the last 3 months of the original term or during any automatic extension period.)

All of the foregoing fees constitute compensation to Agent for the benefit of Lenders for services rendered and are not interest or a charge for the use of money. Each installment of such fees shall be fully earned when due and payable and shall not be subject to refund or rebate.

11.	Organizational Information
Exact Legal Name of Borrower: MDU Communications (USA) Inc.
State of Organization: Washington
Type of Organization: Corporation
Organizational Identification Number: 52-2233408

12.	Subsidiaries and Investments in Other Persons: None

13.	Pending Litigation: None

14.	Existing Debt and Guarantees:
Loan from Wachovia Bank in the amount of [redacted] secured by deposit accounts maintained at Wachovia

Lease obligations to Leasing Innovations secured by the liens identified in Item 3 of the Schedule in principal amount of [redacted]

Lease obligations to Citicorp Leasing Inc. secured by the liens identified in Item 3 of the Schedule in principal amount of [redacted]

Lease obligations to Cisco Systems Capital Corporation secured by the liens identified in Item 3 of the Schedule in principal amount of [redacted]

15.	Prior Legal Names: None

Prior or Current Trade or Fictitious Names: MDU Communications

Mergers and Acquisitions: Digital Solutions LLC, a Connecticut limited liability company
Direct Satellite, Inc., an Illinois corporation
PCM Acquisitions Corp., a Delaware corporation

16.
Locations of Offices and Collateral: 60 Commerce Way, Totowa, New Jersey 07512
  2275 SW 66th Terrace, Suite 1, Davie, Florida, 33317
  400 N. May Street, Unit 207, Chicago, Illinois, 60622
  5535 Wilkins Court, Rockville, Maryland, 20850
  20955 Pathfinder Road, Suite 100, Diamond Bar, California 91765

Current Chief Executive Office: 60 Commerce Way, Totowa, New Jersey 07512

Other Locations of Chief Executive Office in past five years: None

Other Current Collateral Locations: None

17.	Ownership Structure: 100% of stock and equity interest owned by MDU Communications International, Inc.

18.	Owned Real Property: None

Leased Real Property (including legal name of landlord and monthly rent):

[redacted]

Warehousemen, processors, consignees or other bailees in possession or control of any Inventory (include name, address where Inventory is stored and description of the arrangement): None

19.	Bank Accounts: [redacted]

20.	Commercial Tort Claims:
None

21.	Financial Covenants:

(a) Capital expenditures (excluding those incurred in connection with the installation or development and build-out of digital satellite television systems and broadband internet services to multiple dwelling units under Contract to the Borrower), shall not exceed [redacted].

(b) Ratio of Subscriber Acquisition Costs to Monthly Subscriber Revenue/ROI: [redacted]

(c) Minimum gross monthly revenue of $900,000 during the first 12 months following the Closing Date; $1,200,000 for months 13 through 24 following the Closing Date; and [redacted] for each month thereafter.

(d) Minimum Number of Subscribers prior to Borrower drawing Loans in the specified Tranche as follows:

Tranche A	Minimum 40,000 Subscribers
Tranche B	Minimum 45,000 Subscribers
Tranche C	Minimum 50,000 Subscribers
Tranche D	Minimum 55,000 Subscribers
Tranche E	Minimum 60,000 Subscribers
Tranche F	Minimum 65,000 Subscribers

Such minimum must be met while any balance remains outstanding under the applicable Tranche.

(e)  Prior to funding any advances under Tranche C or Tranche D, Borrower’s EBITDA must be positive. Prior to funding and advances under Tranche E and for so long as any portion of Tranche E is outstanding, Borrower’s EBITDA must be at least [redacted], provided that solely for purposes of Tranche E, EBITDA shall be calculated based on the higher of (i) trailing twelve month results or (ii) trailing six month results multiplied by two (2). Prior to funding and advances under Tranche F and for so long as any portion of Tranche F is outstanding, Borrower’s EBITDA must be at least [redacted]. EBITDA shall mean Borrower’s net income (excluding extraordinary gains and non-cash charges) before provision for interest expense, taxes, depreciation and amortization. For purposes of this calculation, the Closing Fee due hereunder and any fees paid to Morgan Joseph shall be excluded. This covenant will be measured on a trailing a 3-month basis at each month end during the period beginning on July 1, 2006 and ending September 30, 2006, on a trailing 6 month basis at each month end during the period beginning October 1, 2006 and ending on December 31, 2006, on a trailing 9 months basis at each month end for the period beginning on January 1, 2007 and ending on March 31, 2007 and on a trailing 12 months basis at each month end after April 30, 2007 and thereafter.

(f) [redacted]

22. Permitted Purchase Money Debt: [redacted]

23. Annual Financial Statements: To be audited and certified without qualification by an independent practicing certified public accountant acceptable to Lender.

24. Borrowing Base Certificates: Borrower shall deliver to Agent a Borrowing Base Certificate no less frequently than monthly (by the fifth Business Day of each month and determined as of the close of business on the last Business Day of the immediately preceding month).

25. Field Examinations: Borrower agrees to pay to Agent its customary fees and disbursements relating to field examinations of the Collateral, Borrower, Borrower’s business and Borrower’s books and records, which, as of the Agreement Date, are $850 per examiner per day plus all of the out-of-pocket examination costs and travel and other expenses incurred by such examiners.

26. Cross Default Amount: [redacted]

27. Judgment Cross Default Amount:  [redacted]

28. Maximum Annual Increase in Officers’ Compensation:  Borrower represents and warrants to Agent that the aggregate cash compensation paid and to be paid to Borrower’s executive officers and directors for Borrower’s current fiscal year is $1,800,000. Such compensation shall not increase by more than 15% per fiscal year hereafter provided however that so long as EBITDA (as defined in Item 21 (e) of the Schedule is more than $5,000,000 on a trailing 12 month basis, the foregoing limit shall not apply.

29. Notice Addresses:

If to Borrower:	MDU Communications (USA), Inc.
60 Commerce Way, Unit D
Totowa, New Jersey, 07512
Attn.:President
Facsimile No.: 973-237-9243

If to Agent:	FCC, LLC, d/b/a First Capital
3520 N. W. 58th Street
Oklahoma City, Ok 73112
Attention: John Curtis
Facsimile No.: (405) 917-9660

With a copy to:	FCC, LLC d/b/a First Capital
125 Town Park Drive, Suite 190
Kennesaw, Georgia, 30144
Attention: Kimberly Finch Withrow
Facsimile No.: (678) 594-5901

And to:

If to Lenders:	FCC, LLC, d/b/a First Capital
3520 N. W. 58th Street
Oklahoma City, Ok 73112
Attention: John Curtis
Facsimile No.: (405) 917-9660

Full Circle Funding, LP
800 Westchester Avenue
Suite S-620
Rye Brook, NY 10573
Attn.: Robert A. Blum
Facsimile No.: (914) 220-6301

EXHIBIT A

First Capital Corporation – Online Asset Based Lending

Certificate #		Client:	MDU Communications

Certificate Date:		User:

Loan # - Type	MDUC01

Collateral Balance

Sales/Additions

+ Adjustments

Cash (Memo)/Removals

Discounts

Returns & Allowances

Non-AR Cash

Bad Debt Write-Offs

- Adjustments

New Collateral Balance

Ineligibles

Advance Rate	[redacted]

Reserves

Collateral Limit	[redacted]

New Net Collateral

Revolving Limit	25,000,000

Term Limit	$5,000,000

Total Line Limit	30,000,000

Total Collateral

Loan Balance

Advance Request

DDA Account

Collections (Memo)

New Loan Balance

New Availability

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[to be provided on borrower’s letterhead]

__________________, 200__

FCC, LLC, d/b/a First Capital
3520 NW 58th Street
Oklahoma City OK 73112
Attn.: John Curtis

The undersigned, the     of MDU Communications (USA) Inc., a Washington corporation (“Borrower”), gives this certificate to FCC, LLC, d/b/a First Capital, a Florida limited liability company (“Agent”), in accordance with the requirements of that certain Loan and Security Agreement dated as of September 11, 2006 (as amended and restated as June __ __, 2008) between Borrower, Agent and Lenders (as amended from time to time, the “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

No Default exists on the date hereof, other than:    [if none, so state].

As of the date hereof, Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrower’s failure to pay or delay in payment of any such rent or other charges.

Set forth on Appendix 1 attached hereto is a true, accurate and complete calculation with respect to the financial covenants of Borrower under the Loan Agreement.

Yours truly,

MDU Communications (USA) Inc.

By:__________________________________________
Name:__________________________________________
Title:__________________________________________